CONSENT OF INDEPENDEDT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of

Detectek, Inc.

To the Members of the Board,

We hereby consent to the use in this Registration Statement, (the “Registration Statement”) on Form S-1 of our report dated December 8, 2011, relating to the balance sheet of Detectek, Inc. (a development stage company)(the “Company”) as of October 31, 2011 dated December 8, 2011, and the related statements of operations, changes in stockholders’ equity and cash flows for the period October 12, 2010 (inception) through October 31, 2011, which report includes an explanatory paragraph as to substantial doubt about the Company’s ability to continue as a going concern, appearing in such Registration Statement.

We also consent to the reference to our firm under the Caption “Experts” in such Registration Statement.

/s/Timothy A. Coons, CPA PhD.

Timothy A. Coons, CPA PhD.

December 8, 2011